Exhibit 99.1

PROMISSORY NOTE

$9,500,000.00	November 12, 2018

Revolution Lighting Technologies, Inc., a Delaware corporation (“Maker”), hereby promises to pay to the order of ROBERT V. LAPENTA, SR., an individual with a business address at 177 Broad Street, 12th Floor, Stamford, Connecticut 06901 (“Lender”), his heirs, successors and assigns, in lawful money of the United States of America, the sum of NINE MILLION FIVE HUNDRED THOUSAND DOLLARS ($9,500,000.00), made available to the Maker in the principal amounts and dates as follows: (x) two million dollars ($2,000,000.00) on October 12, 2018, (y) two million five hundred thousand dollars ($2,500,000.00) on October 25, 2018, and (z) five million dollars ($5,000,000.00) on October 31, 2018, in each case, together with accrued and unpaid interest thereon, at the rate or rates set forth below on July 20, 2020 (the “Maturity Date”).

The unpaid principal amount of this Promissory Note shall bear interest at a rate per annum equal to (a) the One Month LIBOR Rate (hereinafter defined) then in effect plus (b) three hundred seventy five (375) basis points (3.75%). Interest hereunder will be calculated based on the actual number of days that principal is outstanding over a year of 360 days. For purposes of this Note, the “One Month LIBOR Rate” in effect at any time shall mean the rate of interest published in the Wall Street Journal “Money Rates” listing under the caption “London Interbank Offered Rates” for a one month period on the date hereof and on the first Business Day of each calendar month thereafter (provided that, if the Wall Street Journal does not publish on such date, then the next preceding date on which the Wall Street Journal has published). If the “One Month LIBOR Rate” shall (or is expected to) be illegal or unavailable for more than a 90 day period, then the Lenders shall so notify the Maker and the interest rate hereunder shall bear interest at a rate per annum equal to the Prime Rate then in effect, as published in the Wall Street Journal, plus two hundred seventy five (275) basis points (2.75%).

The principal amount of this Promissory Note plus all accrued and unpaid interest thereon shall be payable in full on the Maturity Date.

This Promissory Note may be prepaid in whole or in part at any time, together with all accrued and unpaid interest thereon, without premium or penalty.

In the event that Maker (a) shall fail to pay when due (whether at maturity, by reason of acceleration or otherwise) any principal of or interest on this Promissory Note, (b) assigns this Promissory Note or Maker’s obligations hereunder without the prior written consent of Lender or (c) shall have breached any representation or warranty set forth herein, then Lender may declare all obligations (including without limitation, outstanding principal and accrued and unpaid interest thereon) under this Promissory Note to be immediately due and payable without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived. In the event that (i) Maker shall (A) generally not, or shall become unable to, or shall admit in writing its inability to, pay its debts as such debts become due; (B) make an assignment for the benefit of creditors; (C) apply for or consent to the appointment of a custodian, receiver, trustee, sequestrator, conservator or similar official for it or a substantial part of its assets; (D) voluntarily commence any proceeding or file any petition seeking relief under any federal, state or foreign bankruptcy, insolvency, receivership, reorganization, arrangement, readjustment of debt, dissolution, liquidation or similar law or statute, whether now or hereafter in effect; (E) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in clause (ii) below; (F) file an answer admitting the material allegations of a petition filed against it in any such proceeding; or (G) take any action for the purpose of effecting any of the foregoing or (ii) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (x) relief in respect of Maker, or of a substantial part of the property or assets of Maker, under any federal, state or foreign bankruptcy, insolvency, receivership, reorganization, arrangement, readjustment of debt, dissolution, liquidation or similar law or statute, whether now or hereafter in effect, (y) the appointment of a custodian, receiver, trustee, sequestrator, conservator or similar official for Maker or a substantial part of any Maker’s assets, or (z) the winding up or liquidation of Maker; and any such proceeding or petition contemplated under this clause (ii) shall continue undismissed for a period of sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered, then, upon the occurrence of any event contemplated in clause (i) or (ii) above, without any further action or notice on the part of Lender, all outstanding amounts under this Promissory Note shall become and be forthwith due and payable, without presentment, demand, protest, or further notice of any kind, all of which are hereby expressly waived by Maker.

Maker hereby waives presentment, demand, notice of dishonor, protest, notice of protest and all other demands, protests and notices in connection with the execution, delivery, performance, collection and enforcement of this Promissory Note. The Maker shall pay all costs of collection when incurred, including reasonable attorneys’ fees, costs and expenses.

This Promissory Note shall be construed and interpreted in accordance with, and be governed by the internal laws of, the State of Delaware, without regard to principles of conflict of laws.

This Promissory Note may only be amended, modified or terminated by an agreement in writing signed by the party to be charged. This Promissory Note shall be binding upon the permitted successors and assigns of the Maker and inure to the benefit of the Lender and its successors, endorsees and assigns. This Promissory Note shall not be transferred without the express written consent of Lender, provided that if Lender consents to any such transfer or if notwithstanding the foregoing such a transfer occurs, then the provisions of this Promissory Note shall be binding upon any successor to Maker and shall inure to the benefit of and be extended to any holder thereof.

The Maker has the ability to obtain additional short-term advances from the Lender. In the event that the Maker obtains such advances, and amounts are not repaid by the Maker to the Lender with 90 days of receipt of the advance, the Promissory Note may be amended to include unpaid amounts at the Maker’s discretion.

The Lender has the ability to provide collateral, subject to approval by the Audit Committee of the Maker, payable in cash. If the Lender provides collateral to the Maker, the Lender has the ability to charge the Maker a market rate fee for such services, as approved by the Audit Committee of the Maker. If any such fee is not permitted to be paid in cash by any of the Maker’s existing financing agreements, such fee may be paid in shares of the Maker’s common stock.

IN WITNESS WHEREOF, this Promissory Note has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

REVOLUTION LIGHTING TECHNOLOGIES, INC. (“MAKER”)

By:	/s/ James A. DePalma
Name:	James A. DePalma
Title:	Chief Financial Officer

Address: 177 Broad Street 12th Floor Stamford, CT 06901

/s/ Robert V. LaPenta
ROBERT V. LAPENTA, SR. (“LENDER”)